As filed with the Securities and Exchange Commission on July 23, 2021

Registration No. 333-_______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

ULTRALIFE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	16-1387013
(State or other jurisdiction of incorporation of organization)	(I.R.S. Employer Identification No.)

2000 Technology Parkway, Newark, New York 14513

(Address of Principal Executive Offices) (Zip Code)

Ultralife Corporation 2014 Long-Term Incentive Plan

(Full title of the plan)

Philip A. Fain

Chief Financial Officer & Treasurer

Ultralife Corporation

2000 Technology Parkway, Newark, New York 14513

(315) 332-7100

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copy to:

Paul J. Schulz, Esq.

Michael E. Storck, Esq.

Lippes Mathias Wexler Friedman LLP

50 Fountain Plaza, Suite 1700

Buffalo, New York 14202

(716) 853-5100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $.10 par value per share	1,000,000(1)	$8.35(2)	$ 8,350,000(2)	$910.99

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement shall also cover such additional shares of Ultralife Corporation’s $0.10 par value common stock (the “Common Stock”) as may become issuable under the Ultralife Corporation 2014 Long-Term Incentive Plan, as amended (the “Plan”) as a result of stock splits, stock dividends, recapitalizations, and similar transactions effected without the receipt of consideration that results in an increase in the number of outstanding shares of Common Stock.

(2)

Estimated solely for the purposes of computing the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, and based on the average of the high and low prices reported on the NASDAQ Global Market on July 22, 2021.

This Registration Statement will become effective upon filing in accordance with Rule 462(a) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

This Registration Statement on Form S-8 relates to the Plan. Pursuant to the terms of an amendment adopted by the board of directors of Ultralife Corporation (the “Registrant” or “Company”) on April 22, 2021 and approved by the Registrant’s stockholders on July 21, 2021 (the “Amendment”), the number of shares of the Registrant’s Common Stock authorized to be issued pursuant to the Plan was increased from 1,750,000 to 2,750,000. The initial 1,750,000 shares of Common Stock were previously registered pursuant to a Form S-8 registration statement (File No. 333-203037). Pursuant to instruction E to Form S-8, the filing fee is being paid only with respect to the 1,000,000 shares of Common Stock covered by the Amendment, which were not previously registered.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 with respect to the Plan have been or will be delivered to participants in the Plan as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended.

Such documents are not being filed with the SEC but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The SEC allows us to “incorporate by reference” certain information the Company has filed with the SEC previously. This information the Company incorporates by reference is important and is considered part of this Registration Statement. Review the incorporated information carefully as well as the information in this Registration Statement. The following documents previously filed by the Company with the SEC (excluding any portions of any Form 8-K that are furnished rather than filed) are incorporated by reference into this Registration Statement:

●	the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on February 4, 2021;

●

Amendment No. 1 on Form 10-K/A for the year ended December 31, 2020, filed with the SEC on March 26, 2021, to include the information required by Items 10 through 14 of Part III (which were incorporated by reference from the Company’s definitive proxy statement in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020) and to amend Item 15 of Part IV and the Index of Exhibits on Form 10-K/A; and

●	the Company’s Quarterly Report on Form 10-Q for the three-month period ended March 31, 2021, filed with the SEC on April 29, 2021;

●	the Company’s Current Reports on Form 8-K filed on February 4, 2021, April 29, 2021 and May 17, 2021;

●	the description of the Common Stock, $.10 par value, contained in the Registrant’s Registration Statement on Form S-3 (Registration No. 333-254846), filed with the Commission on March 30, 2021; and

●	the Company’s Definitive Proxy Statement, filed with the SEC on June 1, 2021.

All reports and other documents that the Company files pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto that indicates that all securities offered hereunder have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, was or is furnished to rather than filed with the SEC, such information or exhibit is specifically not incorporated by reference in this Registration Statement.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the “GCL”) provides for indemnification of directors and officers against any legal liability (other than liability arising from derivative suits) if the director or officer acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation. In criminal actions, the director or officer must also have had no reasonable cause to believe that his or her conduct was unlawful. A corporation may indemnify a director or officer in a derivative suit if the director or officer acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, unless the director or officer is found liable to the corporation (in which case a court may permit indemnity for such director or officer to the extent it deems proper).

The Company’s Restated Certificate of Incorporation includes a provision by which the Company will indemnify to the fullest extent permitted by the GCL any director of the Company who is a party to any proceeding by reason of the fact that such person is a director or served as a director of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise at the request of the Company. The Company’s board of directors is permitted under the Restated Certificate of Incorporation to contract in advance to indemnify any director.

The Company’s Restated Certificate of Incorporation provides that to the full extent the GCL permits the limitation or elimination of the liability of directors or officers, a director of the Company shall not be liable to the Company or its stockholders for monetary damages. Section 102(b)(7) of the GCL provides that a corporation may eliminate or limit personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

In addition, the Company has purchased insurance policies which provide coverage for the Company’s directors and officers in certain situations where the Company cannot directly indemnify such directors or officers.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

3.1	Restated Certificate of Incorporation (Exhibit 3.1 of the Form 10-K for the year ended December 31, 2008, filed March 13, 2009)

3.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3(ii) of the Form 8-K filed June 4, 2014)

4.1	Ultralife Corporation 2014 Long-Term Incentive Plan (incorporated by reference to Appendix B of the Company’s Definitive Proxy Statement on Schedule 14A filed on June 1, 2021.

*5.1	Opinion of Lippes Mathias Wexler Friedman LLP

*23.1	Consent of Freed Maxick CPAs, P.C., independent registered public accounting firm

*23.2	Consent of Lippes Mathias Wexler Friedman LLP (included in Opinion of Lippes Mathias Wexler Friedman LLP filed as Exhibit 5.1)

*24.1	Power of Attorney (included on the Signatures page of this Registration Statement)

*	Exhibits filed with this registration statement.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if this registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement; and

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Newark, State of New York, on the 23rd day of July 2021.

ULTRALIFE CORPORATION

/s/ Michael D. Popielec
Michael D. Popielec
President, Chief Executive Officer and Director

POWER OF ATTORNEY

Each person whose signature to this registration statement appears below hereby constitutes and appoints each of Michael D. Popielec and Philip A. Fain, and each of them singly (with full power to each of them to act alone), his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any related registration statement filed pursuant to Rule 462(b) or any successor regulation, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that any such attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

Date: July 23, 2021	/s/ Michael D. Popielec
Michael D. Popielec
President, Chief Executive Officer and Director
(Principal Executive Officer)

Date: July 23, 2021	/s/ Philip A. Fain
Philip A. Fain
Chief Financial Officer and Treasurer
(Principal Financial Officer and Principal
Accounting Officer)

Date: July 23, 2021	/s/ Thomas L. Saeli
Thomas L. Saeli (Director)

Date: July 23, 2021	/s/ Robert W. Shaw II
Robert W. Shaw II (Director)

Date: July 23, 2021	/s/ Ranjit C. Singh
Ranjit C. Singh (Director)

Date: July 23, 2021	/s/ Bradford T. Whitmore
Bradford T. Whitmore (Director)